FILED PURSUANT TO RULE 433

File No. 333-224495

CITIGROUP INC.

2,300,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

3.875% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES X

Terms and Conditions

Issuer:	Citigroup Inc.

Securities:	2,300,000 depositary shares, each representing a 1/25th interest in a share of perpetual 3.875% Fixed Rate Reset Noncumulative Preferred Stock, Series X (the “Series X preferred stock”).

Ratings*:	Ba1 / BB+ / BBB- / BBBH (Stable Outlook / Stable Outlook / Negative Outlook / Stable Outlook) (Moody’s / S&P / Fitch / DBRS)

Trade Date:	February 10, 2021

Settlement Date:	February 18, 2021 (T+5 days)

Maturity:	Perpetual

Liquidation Preference:	$25,000 per share of Series X preferred stock (equivalent to $1,000 liquidation preference per depositary share).

Aggregate Liquidation Preference:	$2,300,000,000

Public Offering Price:	$1,000 per depositary share.

Net Proceeds to Citigroup:	$2,265,500,000 (before expenses)

Dividend Rate and Payment Dates:	When, as and if declared by the board of directors of Citigroup, or a duly authorized committee of the board of directors, out of funds legally available to pay dividends, on the 18th of each February, May, August, and November (each date for payment of dividends, a “dividend payment date”) (i) from, and including, the date of issuance of the Series X preferred stock to, but excluding, February 18, 2026 (the “First Reset Date”), at an annual rate of 3.875% on the liquidation preference amount of $25,000 per share of Series X preferred stock, quarterly in arrears, beginning on May 18, 2021 and (ii) from, and including, the First Reset Date, for each reset period, at an annual rate equal to the five-year treasury rate as of the most recent reset dividend determination date plus 3.417% on the liquidation preference amount of $25,000 per share of Series X preferred stock, quarterly in arrears, beginning on May 18, 2026.

Reset Period:	The period from, and including, each reset date to, but excluding, the next succeeding reset date, except for the initial reset period, which will be the period from, and including, the First Reset Date to, but excluding, the next succeeding reset date

Reset Date:	The First Reset Date and each date falling on the fifth anniversary of the preceding reset date

Reset Dividend Determination Date:	In respect of any reset period, the day that is three business days prior to the beginning of such reset period

First Dividend Payment Date:	If declared, May 18, 2021

Day Count:	30/360

Redemption at Issuer Option:	Subject to any required prior concurrence or approval of the Federal Reserve, Citigroup may redeem the Series X preferred stock in whole or in part, from time to time, on any dividend payment date on or after the First Reset Date or in whole but not in part at any time within 90 days following a Regulatory Capital Event (as defined in the Preliminary Prospectus Supplement dated February 10, 2021), in each case at a cash redemption price equal to 100% of the liquidation preference, plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to, but excluding, the redemption date.

Sinking Fund:	Not applicable

Listing:	None

CITIGROUP INC.

2,300,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

3.875% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES X

Voting Rights:	The holders of the Series X preferred stock do not have voting rights, except (i) as specifically required by Delaware law; (ii) in the case of certain dividend non-payments; (iii) with respect to the issuance of senior capital stock of Citigroup; and (iv) with respect to changes to Citigroup’s organizational documents that would adversely affect the voting powers, preferences or special rights of the Series X preferred stock. Holders of depositary shares must act through the depositary to exercise any voting rights.

Depositary Shares CUSIP / ISIN:	172967 MV0 / US172967MV07

Sole Structuring Agent and Sole Bookrunner:	Citigroup Global Markets Inc.

Joint Lead Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC

Senior Co-Managers:

Barclays Capital Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Danske Markets Inc.

Drexel Hamilton, LLC

J.P. Morgan Securities LLC

MFR Securities, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

RBC Capital Markets, LLC

Roberts & Ryan Investments Inc.

Samuel A. Ramirez & Company, Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UBS Securities LLC

CITIGROUP INC.

2,300,000 DEPOSITARY SHARES

EACH REPRESENTING A 1/25TH INTEREST IN A SHARE OF

3.875% FIXED RATE RESET NONCUMULATIVE PREFERRED STOCK, SERIES X

Junior Co-Managers:

Academy Securities, Inc.

Banca IMI S.p.A.

Bank of China Limited, London Branch

BBVA Securities Inc.

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

CIBC World Markets Corp.

Commonwealth Bank of Australia

Credit Suisse Securities (USA) LLC

Great Pacific Securities

ING Financial Markets LLC

Jefferies LLC

KeyBanc Capital Markets Inc.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

R. Seelaus & Co., LLC

Regions Securities LLC

Santander Investment Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

Stern Brothers & Co.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

UniCredit Capital Markets LLC

United Overseas Bank Limited

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-224495. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.